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25 Research Drive, Westborough, Massachusetts 01582
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                                                        EXHIBIT F

                                   December 28, 1995


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

      Re:   Yankee Atomic Electric Company
            File No. 70-8743

Dear Commissioners:

      Yankee Atomic Electric Company (the Company) has filed an Application/Declaration on Form U-1 dated November 17, 1995, with your Commission. The Company seeks authority to make short-term borrowings from banks from time to time, through December 31, 1997, up to a maximum aggregate amount of $10,000,000 outstanding at any one time. The proceeds of the borrowings will be used to finance a portion of working capital relating to accounts receivable for engineering services.

      The Company is a Massachusetts corporation and is subject to the jurisdiction of the Massachusetts Department of Public Utilities (MDPU) with respect to the issuance of securities. As the notes to be issued by the Company are to mature at periods of not more than one year from the date of issuance, no approval of such issuance by the MDPU is required.

      The proposed borrowings are within the limits authorized by the board of directors of the Company on November 2, 1977.

      Based on the foregoing, and subject to appropriate action by the Securities and Exchange Commission under the Public Utility Holding Company Act of 1935, it is my opinion that, in the event the proposed transaction is consummated in accordance with the statement on Form U-1:

      a. All state laws applicable to the proposed transaction will have been complied with;

      b.    The Company is validly organized and duly existing;

      c. The notes representing the proposed borrowings, when duly executed and delivered and when the consideration therefor has been received, will be valid and binding obligations of the Company in accordance with their terms, subject to laws of general application affecting the rights and remedies of creditors; and

      d. The consummation of the proposed transaction will not violate the legal rights of the holders of any securities issued by the Company or any associate company thereof.

      I hereby consent to the use of this opinion in connection with the statement on Form U-1 filed with the Securities and Exchange Commission with reference to said transaction.

                                   Very truly yours,

                                   s/Robert King Wulff

                                   Robert King Wulff
                                   Corporation Counsel